                                                                      Exhibit 12

                                                                                                                     Exhibit 12


                                                Minnesota Power & Light Company
                                     Computation of Ratios of Earnings to Fixed Charges and
                                        Supplemental Ratios of Earnings to Fixed Charges
                                                                                  For the Year Ended
                                                         -----------------------------------------------------------------------
                                                                                     December 31,
                                                         -----------------------------------------------------------------------
                                                           1992            1993            1994            1995           1996
                                                         --------        --------        --------        --------       --------
                                                                             (In thousands except ratios)

Income from continuing operations                        $ 67,821        $ 64,374        $ 59,465        $ 61,857       $ 69,221
      per consolidated statement of income

Add (deduct)
      Current income tax expense                           29,147          29,277          24,116          13,356         31,395
      Deferred income tax expense (benefit)                (1,113)          1,084            (981)        (11,336)        (9,770)
      Deferred investment tax credits                      (1,568)         (2,035)         (2,478)           (865)        (1,986)
      Undistributed income from less than
        50% owned equity investments                       (5,733)         (6,009)         (7,547)         (9,124)       (10,994)
      Minority interest                                     2,684             (83)           (879)            260          3,269
                                                         --------        --------        --------        --------       --------
                                                           91,238          86,608          71,696          54,148         81,135
                                                         --------        --------        --------        --------       --------
Fixed charges
      Interest on long-term debt                           44,008          44,647          48,137          45,713         52,386
      Capitalized interest                                    422           3,010               -           1,395          1,450
      Other interest charges - net                          6,455           1,501           7,382           7,934         10,193
      Interest component of all rentals                     5,728           5,729           5,737           3,670          2,541
      Distributions on redeemable
        preferred securities of subsidiary                      -               -               -               -          4,729
                                                         --------        --------        --------        --------       --------
        Total fixed charges                                56,613          54,887          61,256          58,712         71,299
                                                         --------        --------        --------        --------       --------

Earnings before income taxes and fixed
      charges (excluding capitalized interest)           $147,429        $138,485        $132,952        $111,465       $150,984
                                                         ========        ========        ========        ========       ========

Ratio of earnings to fixed charges                           2.60            2.52            2.17            1.90           2.12
                                                         ========        ========        ========        ========       ========

Earnings before income taxes and fixed
      charges (excluding capitalized interest)           $147,429        $138,485        $132,952        $111,465       $150,984
Supplemental charges                                       16,017          15,149          14,370          13,519         14,431
                                                         --------        --------        --------        --------       --------

Earnings before income taxes and fixed
      and supplemental charges (excluding
      capitalized interest)                              $163,446        $153,634        $147,322        $124,984       $165,415
                                                         ========        ========        ========        ========       ========

Total fixed charges                                      $ 56,613        $ 54,887        $ 61,256        $ 58,712       $ 71,299
Supplemental charges                                       16,017          15,149          14,370          13,519         14,431
                                                         --------        --------        --------        --------       --------

      Fixed and supplemental charges                     $ 72,630        $ 70,036        $ 75,626        $ 72,231       $ 85,730
                                                         ========        ========        ========        ========       ========

Supplemental ratio of earnings to fixed
      charges<F1>                                            2.25            2.19            1.95            1.73           1.93
                                                         ========        ========        ========        ========       ========

----------------

<F1>  The supplemental ratio of earnings to fixed charges includes the Company's obligation under a contract with Square Butte Electric Cooperative (Square Butte) which extends through 2007, pursuant to which the Company is purchasing 71 percent of the output of a generating unit capable of generating up to 470 megawatts. The Company is obligated to pay Square Butte all of Square Butte's leasing and operating and debt service costs, less any amount collected from the sale of power or energy to others, which shall not have been paid by Square Butte when due. (See Note 17.)